Exhibit 99.1

Kforce Inc. 1001 East Palm Ave. Tampa, FL 33605 (NASDAQ: KFRC)

AT THE FIRM

Michael R. Blackman

Chief Corporate Development Officer

(813) 552-2927

KFORCE REPORTS FOURTH QUARTER AND FULL YEAR 2013 RESULTS

•	FOURTH QUARTER REVENUES OF $302.9 MILLION

•	FOURTH QUARTER ADJUSTED NET INCOME OF $9.1 MILLION, OR $0.28 PER SHARE, EXCLUDING REALIGNMENT AND NON-CASH IMPAIRMENT CHARGES

•	TECH FLEX REVENUE PER BILLING DAY UP 5.6% SEQUENTIALLY AND 18.3% YEAR-OVER-YEAR

TAMPA, FL, February 11, 2014 (GLOBE NEWSWIRE) — Kforce Inc. (Nasdaq: KFRC), a provider of professional staffing services and solutions, today announced results for its fourth quarter and full year 2013. Revenues for the quarter ended December 31, 2013 were $302.9 million compared to $299.7 million for the quarter ended September 30, 2013, an increase of 4.4% on a billing day basis, and compared to $269.8 million for the quarter ended December 31, 2012, an increase of 12.3%. Adjusted net income, which is defined as net income before realignment-related and non-cash goodwill impairment charges, for the quarter ended December 31, 2013 was $9.1 million, or $0.28 per share, versus $9.0 million, or $0.27 per share, for the quarter ended September 30, 2013. Adjusted net income and earnings per share for the fourth quarter of 2013 increased 6.6% and 16.7%, respectively, versus adjusted net income of $8.6 million, or $0.24 per share, for the fourth quarter of 2012. On a GAAP basis, Kforce reported a net loss of $8.2 million, or a loss of $0.25 per share, for the quarter ended December 31, 2013 and net income for the quarter ended December 31, 2012 of $6.1 million, or $0.17 per share.

During the quarter ended December 31, 2013, the Firm executed a plan to streamline its leadership and revenue enablement support structure to better align a higher percentage of roles closer to the customer. As a result of this realignment, the Firm incurred pre-tax charges related to severance, benefits, bonus, and other related costs of $11.9 million during the fourth quarter of 2013. Additionally, during the quarter ended December 31, 2013, Kforce recorded a pre-tax impairment charge in its Government Solutions reporting unit of $14.5 million due to management’s decision during the quarter to narrow the scope of offerings and focus on prime solutions-based services.

Kforce reported total revenue from continuing operations for the year ended December 31, 2013 of $1.15 billion as compared to $1.08 billion for 2012, an increase of 6.4%. Adjusted net income for the year ended December 31, 2013 was $28.2 million or $0.84 per share, versus adjusted net income of $30.8 million, or $0.85 per share for 2012. On a GAAP basis, Kforce reported net income of $10.8 million, or $0.32 per share, for the year ended December 31, 2013 and a net loss of $13.7 million, or a loss of $0.38 per share for the year ended December 31, 2012.

David L. Dunkel, Chairman and CEO, said, “We are very pleased with our performance in 2013, and the fourth quarter in particular, as Kforce achieved record quarterly revenues of $302.9 million and adjusted earnings per share of 28 cents. Our fourth quarter growth was driven by Tech Flex, our largest business segment, where growth accelerated to 18.3% year-over-year. We will continue to invest in our growing Tech Flex business given the positive dynamics that we see going forward. Our Tech, FA, and HIM businesses all grew sequentially for the 3rd consecutive quarter driving year-over-year total Firm revenue growth above 12%. I want to thank all of our clients, consultants and employees for making 2013 a very successful year for Kforce. We believe the strategic actions we took in 2013 have positioned the Firm for even greater success in 2014 for all of our stakeholders.”

Joseph J. Liberatore, President said, “I am pleased with our strong performance in the fourth quarter, and feel confident that we have built a solid foundation that we can capitalize on for further success. We will continue to evolve our premier partnerships with our clients, strive to be the Employer of Choice for our consultants and core employees as well as continue to evolve our revenue enablement support functions around an agile customer centric infrastructure.”

Mr. Liberatore noted additional operational results for the fourth quarter include:

•	Flex revenues per billing day of $4.7 million in Q4 ‘13 increased 4.6% from $4.5 million in Q3 ‘13 and increased 12.5% from $4.2 million in Q4 ‘12.

•	Sequential percentage changes in Flex revenues on a billing day basis by segment were: 8.8% increase for HIM, 5.6% increase for Tech, 4.7% increase for FA, and a 7.2% decrease for Government Solutions.

•	Year-over-year changes in Flex revenue were an 18.3% increase in Tech, 7.0% increase in FA, 7.0% increase in HIM, and a 10.3% decrease in Government Solutions.

•	Search revenues of $11.8 million in Q4 ‘13 decreased 4.0% from $12.2 million in Q3 ‘13 and increased 5.9% from $11.1 million in Q4 ‘12.

David M. Kelly, Chief Financial Officer, said, “The Firm continued to perform well in Q4 ‘13 which contained 62 billing days, while Q3 ‘12 contained 64 billing days and Q4 ‘12 contained 62 billing days”. Mr. Kelly continued, “The Firm has achieved historical highs in revenue for the quarter and full year. We are on track to exceed prior peak operating margin of 7.4% operating margins as annualized revenues approach $1.6 billion through a combination of several factors, including positive secular drivers in the economic environment, a high proportion of our business in the fast growing technology sector, increasing productivity from the investments we have made over the past 15 months in revenue generating headcount and our streamlined revenue enabling support structure. We believe we have set the stage for further revenue acceleration and operating leverage growth, which will ultimately drive increased value to our shareholders.”

Financial highlights for the fourth quarter and 2013 include:

•	Flex gross profit decreased 60 basis points to 29.0% in Q4 ‘13 from 29.6% in Q3 ‘13 and decreased 90 basis points from 29.9% in Q4 ‘12.

•	Flex gross profit increased 10 basis points to 29.1% for fiscal 2013 from 29.0% for fiscal 2012.

•	Selling, general and administrative expense as a percentage of revenues, exclusive of the $11.9 million realignment charge, for Q4 ‘13 was 25.9% compared to 26.5% for Q3 ‘13 and 26.9% for Q4 ‘12.

•	Bank debt under the Credit Facility increased to $62.6 million at the end of Q4 ‘13 as compared to $53.4 million at the end of Q3 ‘13, which is primarily attributable to the settlement of certain realignment charges during the fourth quarter and the dividend issued in December 2013.

•	The Firm repurchased 1.8 million shares for $27.3 million during 2013.

•	The Firm amended its Credit Facility to increase borrowing capacity by $35 million to $135 million

•	Adjusted earnings per share decreased 1.2% in fiscal 2013 to $0.84 as compared to $0.85 per share in fiscal 2012.

Mr. Kelly stated, “As has been widely discussed this quarter, the substantial number of widespread winter storms to date in the quarter has had a greater than normal seasonal impact on our revenues. Thus, we have elected to give a broader range in our guidance. Looking forward to the first quarter of 2014, we expect revenues may be in the $298 million to $304 million range and earnings per share in the range of $0.15 to $0.18. Implicit in the first quarter’s guidance is approximately an $0.11 sequential impact from payroll taxes. The first quarter of 2014 has 63 billing days.”

On Tuesday, February 11, 2014, Kforce will host a conference call to discuss these results. The call will begin at 5:00 p.m. Eastern Time.

The dial-in number is (877) 344-3890. The conference passcode is Kforce. The replay of the call will be available from 8:00 p.m. EST, Tuesday, February 11, 2014 through February 27, 2014 by dialing (855) 859-2056, passcode 86993747.

This call is being webcast by Shareholder.com and can be accessed at Kforce’s web site at www.kforce.com (select “Investor Relations”). The webcast replay will be available until February 27, 2014.

About Kforce

Kforce (Nasdaq:KFRC) is a professional staffing and solutions firm providing flexible and permanent staffing solutions in the skill areas of technology, finance & accounting, and health information management. Backed by more than 2,600 associates and approximately 11,900 consultants on assignment, Kforce is committed to “Great People = Great Results” for our valued clients and candidates. Kforce operates with 63 offices located throughout the United States and one office in the Philippines. For more information, please visit our Web site at http://www.kforce.com.

The Kforce Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3749.

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: business conditions and growth in the staffing industry and general economy; competitive factors, risks due to shifts in the market demand, including, without limitation, shifts in demand for our Technology, Finance and Accounting, Health Information Management and Government Solutions segments, as well as the market for search and flexible staffing assignments; changes in the service mix; ability of the Firm to complete acquisitions; and the risk factors listed from time to time in the Firm’s reports filed with the Securities and Exchange Commission, as well as assumptions regarding the foregoing. In particular, there can be no assurance that we will continue to increase our market share, successfully manage risks to our revenue stream and successfully put into place the people and processes that will create future success. The words “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “foresee,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. In addition, the impact of winter storms on Kforce cannot be predicted. The Firm undertakes no obligation to publicly update or revise any forward-looking statements. As a result, such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

Kforce Inc.

Summary of Operations

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended
	Dec. 31, 2013	Sept. 30, 2013	Dec. 31, 2012

Revenue by function:
Technology	$197,576	$193,582	$167,616
Finance & accounting	62,790	62,247	58,624
Health information management	20,858	19,696	19,406
Government solutions	21,695	24,127	24,193

Total revenue	302,919	299,652	269,839

Costs of services	206,802	202,340	181,259

Gross profit	96,117	97,312	88,580
GP %	31.7%	32.5%	32.8%
Flex GP %	29.0%	29.6%	29.9%

Selling, general & administrative expenses	90,462	79,275	72,540
Goodwill impairment	14,510	—	3,858
Depreciation & amortization	2,451	2,536	2,371

(Loss) income from operations	(11,306)	15,501	9,811

Other expense, net	355	409	171

(Loss) income from continuing operations before income taxes	(11,661)	15,092	9,640

Income tax (benefit) expense	(3,427)	6,113	3,718

(Loss) income from continuing operations	$(8,234)	$8,979	$5,922

Income from discontinued operations, net of income taxes	—	—	198

Net (loss) income	$(8,234)	$8,979	$6,120

(Loss) earnings per share - diluted	$(0.25)	$0.27	$0.17
Adjusted EBITDA per share	$0.22	$0.55	$0.45
Shares outstanding - diluted	32,889	33,130	35,573

Adjusted EBITDA	$7,317	$18,337	$16,070

Other information:
Capital expenditures	$2,075	$2,389	$1,472
Working capital	$112,913	$102,580	$72,685

Billing days	62	64	62

Kforce Inc.

Summary of Operations

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Twelve Months Ended
	Dec. 31, 2013	Dec. 31, 2012

Revenue by function:
Technology	$739,362	$675,587
Finance & accounting	242,417	238,476
Health information management	78,159	76,992
Government solutions	91,949	91,424

Total revenue	1,151,887	1,082,479

Costs of services	782,275	734,546

Gross profit	369,612	347,933
GP %	32.1%	32.1%
Flex GP %	29.1%	29.0%

Selling, general & administrative expenses	323,933	322,436
Goodwill impairment	14,510	69,158
Depreciation & amortization	9,846	10,789

Income (loss) from operations	21,323	(54,450)

Other expense, net	1,225	1,116

Income (loss) from continuing operations before income taxes	20,098	(55,566)

Income tax expense (benefit)	9,311	(19,854)

Income (loss) from continuing operations	$10,787	$(35,712)

Income from discontinued operations, net of income taxes	—	22,009

Net Income (loss)	$10,787	$(13,703)

Earnings (loss) per share - diluted	$0.32	$(0.38)
Adjusted EBITDA per share	$1.44	$1.42
Shares outstanding - diluted	33,643	35,791

Adjusted EBITDA	$48,314	$51,063

Other information:
Capital expenditures	$10,074	$6,518

Billing days	253	253

Kforce Inc.

Consolidated Balance Sheets

(In Thousands)

(Unaudited)

	Dec. 31, 2013	Dec. 31, 2012
ASSETS

Current Assets:
Cash and cash equivalents	$875	$1,381
Trade receivables, net of allowances	179,095	151,570
Income tax refund receivable	7,720	1,750
Deferred tax asset, net	4,662	9,494
Prepaid expenses and other current assets	10,534	7,364

Total current assets	202,886	171,559

Fixed assets, net	36,728	34,883
Other assets, net	30,991	28,038
Deferred tax asset, net	23,270	21,523
Intangible assets, net	4,993	5,736
Goodwill	48,900	63,410

Total assets	$347,768	$325,149

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and other accrued liabilities	$31,821	$36,205
Accrued payroll costs	56,872	50,063
Other current liabilities	1,141	11,564
Income taxes payable	139	1,042

Total current liabilities	89,973	98,874

Long-term debt - credit facility	62,642	21,000
Long-term debt - other	1,364	1,144
Other long-term liabilities	36,556	34,285

Total liabilities	190,535	155,303

Commitments and contingencies

Stockholders’ Equity:
Preferred stock	—	—
Common stock	695	685
Additional paid-in capital	404,600	400,688
Accumulated other comprehensive loss	317	(2,713)
Retained earnings	47,612	40,203
Treasury stock, at cost	(295,991)	(269,017)

Total stockholders’ equity	157,233	169,846

Total liabilities and stockholders’ equity	$347,768	$325,149

Kforce Inc.

Key Statistics

(Unaudited)

	Q4 2013	Q3 2013	Q4 2012

Total Firm

Flex revenue (000’s)	$291,163	$287,408	$258,743
Revenue per billing day (000’s)	$4,696	$4,490	$4,173
Sequential flex revenue change	1.3%	6.3%	0.4%
Hours (000’s)	4,910	4,855	4,405
Flex GP %	29.0%	29.6%	29.9%

Search revenue (000’s)	$11,756	$12,244	$11,096
Placements	1,033	857	791
Average fee	$11,375	$14,292	$14,027
Billing days	62	64	62

Technology

Flex revenue (000’s)	$193,238	$188,888	$163,282
Revenue per billing day (000’s)	$3,117	$2,951	$2,634
Sequential flex revenue change	2.3%	7.8%	-1.2%
Hours (000’s)	2,870	2,854	2,511
Flex GP %	27.9%	28.4%	28.4%

Search revenue (000’s)	$4,338	$4,694	$4,334
Placements	281	295	290
Average fee	$15,410	$15,907	$14,960

Finance & Accounting

Flex revenue (000’s)	$55,552	$54,791	$51,936
Revenue per billing day (000’s)	$896	$856	$837
Sequential flex revenue change	1.4%	3.5%	0.5%
Hours (000’s)	1,717	1,707	1,607
Flex GP %	30.3%	30.3%	30.8%

Search revenue (000’s)	$7,238	$7,456	$6,688
Placements	743	557	498
Average fee	$9,743	$13,396	$13,434

Health Information Management

Flex revenue (000’s)	$20,678	$19,602	$19,332
Revenue per billing day (000’s)	$333	$306	$312
Sequential flex revenue change	5.5%	3.6%	6.9%
Hours (000’s)	323	294	287
Flex GP %	31.8%	31.4%	35.2%

Search revenue (000’s)	$180	$94	$74
Placements	9	5	3
Average fee	$19,987	$18,643	$21,043

Government Solutions

Flex revenue (000’s)	$21,695	$24,127	$24,193
Revenue per billing day (000’s)	$350	$377	$390
Sequential flex revenue change	-10.1%	3.6%	6.6%
Flex GP %	32.9%	36.1%	34.3%

Kforce Inc.

Selected Financial Information and Reconciliations

(In Thousands, Except Per Share Amounts)

(Unaudited)

Adjusted Net Income and Earnings Per Share

	Three Months Ended
	Dec. 31, 2013		Dec. 31, 2012
	$	Per share	$	Per share
Net (loss) income	$(8,234)	$(0.25)	$6,120	$0.17
Goodwill impairment, pre-tax	14,510	0.44	3,858	0.11
Realignment-related charges, pre-tax:
Severance and termination-related expenses	7,097	0.21	—	—
Discretionary bonus related to realignment	4,737	0.14	—	—
Other	66	0.01	—	—

Realignment-related charges, pre-tax:	11,900	0.36	—	—

Income tax benefit	(9,036)	(0.27)	(1,405)	(0.04)

Adjusted net income	$9,140	$0.28	$8,573	$0.24

Weighted average shares outstanding - basic	32,889		35,530
Weighted average shares outstanding - diluted	33,080		35,573

“Adjusted Net Income and Earnings Per Share”, a non-GAAP financial measure, is defined as net income before the non-cash impairment charge related to goodwill, realignment and other charges and the related tax benefit. “Adjusted Net Income and Earnings Per Share” has been provided by management to evaluate its operations and provide useful information to investors in addition to providing consistency and comparability of the 2013 results with net income and earnings per share from prior periods. “Adjusted Net Income and Earnings Per Share” should not be considered a measure of financial performance under generally accepted accounting principles.

Quarterly Adjusted EBITDA

	Three Months Ended
	Dec. 31, 2013		Sept. 30, 2013		Dec. 31, 2012
	$	Per share	$	Per share	$	Per share

Net (loss) income	$(8,234)	$(0.25)	$8,979	$0.27	$6,120	$0.17
Income from discontinued operations, net of income taxes	—	—	—	—	198	0.00

(Loss) income from continuing operations	$(8,234)	$(0.25)	$8,979	$0.27	$5,922	$0.17

Goodwill impairment, pre-tax	14,510	0.44	—	—	3,858	0.11

Depreciation & amortization	2,451	0.07	2,536	0.08	2,371	0.07

Stock-based compensation expense	1,633	0.05	336	0.01	53	0.00

Interest expense and other	384	0.01	373	0.01	148	0.00

Income tax (benefit) expense	(3,427)	(0.10)	6,113	0.18	3,718	0.10

Adjusted EBITDA	$7,317	$0.22	$18,337	$0.55	$16,070	$0.45

Weighted average shares outstanding - basic	32,889		32,985		35,530
Weighted average shares outstanding - diluted	33,080		33,130		35,573

Adjusted EBITDA, a non-GAAP financial measure, is defined as earnings before discontinued operations, non-cash impairment charges, interest, income taxes, depreciation and amortization and stock-based compensation expense. Adjusted EBITDA should not be considered a measure of financial performance under generally accepted accounting principles. Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance.

Kforce Inc.

Selected Financial Information and Reconciliations

(In Thousands, Except Per Share Amounts)

(Unaudited)

Adjusted Net Income and Earnings Per Share

	Twelve Months Ended
	Dec. 31, 2013		Dec 31, 2012
	$	Per share	$	Per share
Net income (loss)	$10,787	$0.32	$(13,703)	$(0.38)
Goodwill impairment, pre-tax	14,510	0.43	69,158	1.93
Realignment-related charges, pre-tax:
Severance and termination-related expenses	7,097	0.21	—	—
Discretionary bonus related to realignment	4,737	0.14	—	—
Other	66	0.00	—	—

Realignment-related charges, pre-tax:	11,900	0.35	—	—
Income tax benefit	(9,036)	(0.26)	(24,670)	(0.69)
Earnings per share adjustment (*)	—	—	—	(0.01)

Adjusted net income (loss)	$28,161	$0.84	$30,785	$0.85

Weighted average shares outstanding - basic	33,511		35,791
Weighted average shares outstanding - diluted	33,643		36,025

“Adjusted Net Income and Earnings Per Share”, a non-GAAP financial measure, is defined as net income before the non-cash impairment charge related to goodwill, realignment and other charges and the related tax benefit. “Adjusted Net Income and Earnings Per Share” has been provided by management to evaluate its operations and provide useful information to investors in addition to providing consistency and comparability of the 2013 results with net income and earnings per share from prior periods. “Adjusted Net Income and Earnings Per Share” should not be considered a measure of financial performance under generally accepted accounting principles.

(*)	This earnings per share adjustment is necessary to properly reconcile net loss per share on a GAAP basis to Adjusted Net Income per share. Earnings Per Share Before Impairment Charge, a non-GAAP financial measure, is based on Net Income Before Impairment Charge and diluted weighted average shares outstanding; however, the reconciling items within the table above are based on basic weighted average shares outstanding, as the inclusion of dilutive securities such as stock options and stock awards would have an anti-dilutive effect on loss per share.

Year to Date Adjusted EBITDA

	Twelve Months Ended
	Dec. 31, 2013		Dec. 31, 2012
	$	Per share	$	Per share

Net income (loss)	$10,787	$0.32	$(13,703)	$(0.38)
Income from discontinued operations, net of income taxes	—	—	22,009	0.62

Income (loss) from continuing operations	$10,787	$0.32	$(35,712)	$(1.00)

Goodwill impairment, pre-tax	14,510	0.43	69,158	1.93

Depreciation & amortization	9,846	0.29	10,789	0.30

Stock-based compensation expense	2,570	0.08	25,688	0.72

Interest expense and other	1,290	0.04	994	0.03

Income tax expense (benefit)	9,311	0.28	(19,854)	(0.55)

Earnings per share adjustment (*)	—	—	—	(0.01)

Adjusted EBITDA	$48,314	$1.44	$51,063	$1.42

Weighted average shares outstanding - basic	33,511		35,791

Weighted average shares outstanding - diluted	33,643		36,025

Adjusted EBITDA, a non-GAAP financial measure, is defined as earnings before discontinued operations, non-cash impairment charges, interest, income taxes, depreciation and amortization and stock-based compensation expense. Adjusted EBITDA should not be considered a measure of financial performance under generally accepted accounting principles. Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance.

(*)	This earnings per share adjustment is necessary to properly reconcile net loss per share on a GAAP basis to Adjusted Net Income per share. Earnings Per Share Before Impairment Charge, a non-GAAP financial measure, is based on Net Income Before Impairment Charge and diluted weighted average shares outstanding; however, the reconciling items within the table above are based on basic weighted average shares outstanding, as the inclusion of dilutive securities such as stock options and stock awards would have an anti-dilutive effect on loss per share.